Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 20, 2011 on the financial statements (as listed at Exhibit A) of the Columbia Funds Series Trust II included in the Annual Reports for the period ended March 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 27 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 25, 2011

Exhibit A
LIST OF FUNDS
Columbia Equity Value Fund